Exhibit 10.27
January 11, 2011
Charlie T. Piper
[Address]

Re:	Confirmation of Terms of Resignation
Dear Charlie:
This letter will confirm our discussions yesterday concerning your resignation from Euronet Worldwide, Inc. (“Euronet”). We have agreed on the following terms for your resignation:
■	Effective Date: January 10, 2011

■	Payment of Base Salary and bonus: we will pay your base salary for two weeks from the Effective Date, and a bonus of $100,000 with respect to 2010 performance.

■	Equity Awards: in accordance with our equity plans in place, all outstanding equity awards will cease to vest as of yesterday and you will have up to 60 days following January 10, 2011 to exercise any vested awards.

■	Moving Expenses: we will not require you to reimburse Euronet for any costs Euronet has paid or reimbursed in connection with your move to Kansas City.

■	Mutual Non Disparagement: From and after the date of this letter, you will not make any disparaging comment in any format, whether written, electronic or oral, to any customer, vendor, employee, the media, or any other individual or entity regarding Euronet which relates to our business or related activities, or the relationship between you and Euronet. From and after the date of this letter, Euronet executives will not make any disparaging comment in any format, whether written, electronic or oral, to any customer, vendor, employee, the media, or any other individual or entity regarding you which relates to your employment with Euronet or related activities, or the relationship between you and Euronet.
Except as expressly provided otherwise in this letter, all terms and conditions of your Employment Agreement, and in particular the terms of Section 6 relating to confidentiality and certain other restrictive covenants, will remain in full force and effect.
Please confirm your agreement to these terms by signing and returning to me a copy of this letter.
We appreciate the efforts you have made on behalf of Euronet, and wish you the best for your future endeavors.
Very truly yours,

/s/ Kevin Caponecchi

Kevin Caponecchi
Acknowledged

/s/ Charlie T. Piper
Charlie T. Piper